Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-231751

Pricing Supplement to the Prospectus Supplement dated June 18, 2019 and the

Prospectus dated June 18, 2019

The Toronto-Dominion Bank

US$750,000,000 Floating Rate Senior Medium-Term Notes, Series C, Due 2024

We will pay interest on the Floating Rate Senior Medium-Term Notes, Series C, due 2024 (the “Notes”) quarterly on March 4, June 4, September 4 and December 4 of each year. We will make the first interest payment on June 4, 2021. The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus a margin of 35.5 basis points. The Notes will mature on March 4, 2024. The Notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We will issue the Notes in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess of US$2,000.

The Notes are bail-inable notes (as defined in the accompanying prospectus supplement) and subject to conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Other than as set forth under “Terms of the Notes — Redemption for Tax Reasons,” we may not redeem the Notes prior to their maturity. There is no sinking fund for the Notes.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factor Summary ” beginning on page PS-3 of this pricing supplement and “Risk Factors” beginning on page PS-15 of this pricing supplement, page S-4 of the prospectus supplement dated June 18, 2019 and page 1 of the accompanying prospectus dated June 18, 2019.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement or the accompanying prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Notes
	Per Note	Total
Price to the public(1)	100.000%	US$	750,000,000
Underwriting commissions	0.250%	US$	1,875,000
Proceeds to The Toronto-Dominion Bank	99.750%	US$	748,125,000

(1)	The price to the public also will include interest accrued on the Notes after March 4, 2021, if any.

This pricing supplement may be used by certain of our affiliates in connection with offers and sales of the Notes in market-making transactions. TD Securities (USA) LLC is our affiliate. See “Underwriting (Conflicts of Interest)” in this pricing supplement.

We expect to deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (including through its indirect participants Euroclear, Clearstream and CDS) on or about March 4, 2021, against payment in immediately available funds.

Joint Book-Running Managers
TD Securities		J.P. Morgan
Morgan Stanley		NatWest Markets
Co-Managers
Blaylock Van, LLC Mischler Financial Group, Inc.		MFR Securities, Inc. Ramirez & Co., Inc.

Pricing Supplement dated March 1, 2021

We are responsible for the information contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, and in any free writing prospectus we may authorize to be delivered to you. We have not, and the agents have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are not, and the agents are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than the dates thereon. Our business, financial condition, results of operations and prospects may have changed since those dates.

PS-i

WHERE YOU CAN FIND MORE INFORMATION

You should read this pricing supplement together with the prospectus supplement dated June 18, 2019 (the “prospectus supplement”) and the prospectus dated June 18, 2019 (the “base prospectus”), and the documents incorporated by reference therein (collectively, the “prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the base prospectus and the other matters set forth in “Risk Factors” in this pricing supplement, the prospectus supplement and the base prospectus and the other information included and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated June 18, 2019:

https://www.sec.gov/Archives/edgar/data/947263/000119312519175713/d747878d424b3.htm

•	Prospectus dated June 18, 2019:

https://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our common shares are listed on the NYSE, and reports and other information concerning us can be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005. Information about us can be located at our website at www.td.com. All Internet references in this pricing supplement and the accompanying prospectus supplement and prospectus are inactive textual references and we do not incorporate website contents into this pricing supplement and the accompanying prospectus supplement and prospectus.

Our Central Index Key, or CIK, on the SEC website is 947263.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Bank to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from the Corporate Secretary of The Toronto-Dominion Bank, TD Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2, Canada (telephone: (416) 308-6963). The documents incorporated by reference are available at www.sec.gov.

We incorporate by reference:

•

our Annual Report on Form 40-F for the fiscal year ended October 31, 2020, the report dated December 2, 2020 to the shareholders and Directors of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2020 and 2019 and the Consolidated Statements of Income, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three year period ended October 31, 2020, and the report dated December 2, 2020 to the shareholders and Directors of The Toronto-Dominion Bank on the effectiveness of internal control over financial reporting as of October 31, 2020 (the “2020 Annual Report”); and

•

our Reports on Form 6-K dated December 3, 2020 (excluding Exhibit 99.2, Exhibit 99.3, Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6 thereto), January 6, 2021 and February 25, 2021 (excluding Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6 thereto).

In addition, we will incorporate by reference all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this pricing supplement and prior to the termination of any offering contemplated in this pricing supplement.

Any statement contained in this pricing supplement, the accompanying prospectus supplement and prospectus or in any other document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded, for the purposes of this pricing supplement, the accompanying prospectus supplement and prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this pricing supplement, the accompanying prospectus supplement and prospectus.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

RISK FACTOR SUMMARY

An investment in the Notes is subject to certain risks and uncertainties, including the risks described under the sections entitled “Risk Factors” in this pricing supplement, in the accompanying prospectus supplement and in the prospectus and in the documents incorporated by reference into this pricing supplement. You should carefully consider these risks, including the risks summarized below. These risks include, but are not limited to, the following:

•	the economic, financial, and other impacts of the COVID-19 pandemic;

•	general business and economic conditions in the regions in which the Bank operates;

•	geopolitical risk;

•

the ability of the Bank to execute on long-term strategies and shorter-term key strategic priorities, including the successful completion of acquisitions and dispositions, business retention plans, and strategic plans;

•

technology and cyber security risk (including cyber-attacks or data security breaches) on the Bank’s information technology, internet, network access or other voice or data communications systems or services;

•	model risk;

•	fraud to which the Bank is exposed;

•

the failure of third parties to comply with their obligations to the Bank or its affiliates, including relating to the care and control of information, and other risks arising from the Bank’s use of third-party service providers;

•

the impact of new and changes to, or application of, current laws and regulations, including without limitation tax laws, capital guidelines and liquidity regulatory guidance and the bank recapitalization “bail-in” regime;

•	regulatory oversight and compliance risk;

•	increased competition from incumbents and new entrants (including Fintechs and big technology competitors);

•	shifts in consumer attitudes and disruptive technology;

•	environmental and social risk;

•	exposure related to significant litigation and regulatory matters; the ability of the Bank to attract, develop, and retain key executives;

•	changes to the Bank’s credit ratings;

•	changes in currency and interest rates (including the possibility of negative interest rates);

•	increased funding costs and market volatility due to market illiquidity and competition for funding;

•	Interbank Offered Rate (IBOR) transition risk;

•	critical accounting estimates and changes to accounting standards, policies, and methods used by the Bank;

•	existing and potential international debt crises;

•	the occurrence of natural and unnatural catastrophic events and claims resulting from such events;

•

the debt securities we issue will be subject to risks, including non-payment in full or, in the case of bail-inable debt securities, conversion in whole or in part—by means of a transaction or series of transactions and in one or more steps—into common shares of TD or any of its affiliates, under Canadian bank resolution powers;

•	by acquiring bail-inable debt securities, you are deemed to agree to be bound by a bail-in conversion;

•	we may redeem bail-inable debt securities after the occurrence of a TLAC disqualification event;

•	the number of common shares to be issued in connection with, and the number of common shares that will be outstanding following, a bail-in conversion are unknown;

•

the senior debt indenture will provide only limited acceleration and enforcement rights for the bail-inable debt securities and includes other provisions intended to qualify the bail-inable debt securities as TLAC;

•	the circumstances surrounding a bail-in conversion are unpredictable and can be expected to have an adverse effect on the market price of bail-inable debt securities;

•

although the indentures and our debt securities are primarily governed by New York law, certain provisions are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein;

•	significant aspects of the U.S. tax treatment of the bail-inable debt securities may be uncertain;

•	an investment in our senior medium-term notes is subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the senior medium-term notes;

•	there may not be an active trading market for the senior medium-term notes — sales in the secondary market may result in significant losses;

•	trading activities by TD or its affiliates may adversely affect the market value of the notes;

•	the senior medium-term notes are structurally subordinated to the liabilities of our subsidiaries;

•	significant aspects of the U.S. tax treatment of the senior medium-term notes may be uncertain;

•	the composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR, and SOFR is not expected to be a comparable replacement for U.S. dollar LIBOR;

•	SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance;

•	the interest rate on the Notes is based on a Compounded SOFR rate, which is relatively new in the marketplace;

•	compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period;

•	the interest rate payable during the initial interest period may not be indicative of the interest rate payable during subsequent periods;

•	historical levels of an interest rate basis should not be taken as an indication of the future levels of such rate;

•	SOFR may be modified or discontinued and the Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Notes; and

•	we or our designee will make determinations with respect to the Notes.

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the base prospectus called “Description of the Debt Securities” and the prospectus supplement called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below. References in this pricing supplement to “we,” “us,” “our,” “TD” or “the Bank” are to The Toronto-Dominion Bank.

Issuer:	The Toronto-Dominion Bank

Title of Series:	Senior Medium-Term Notes, Series C

Issue:	Floating Rate Senior Medium-Term Notes, Series C, due 2024

Ranking:	Senior

Aggregate Principal Amount Initially Being Issued:	US$750,000,000

Currency:	U.S. Dollars

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess of US$2,000

Issue Date:	March 4, 2021

Maturity Date:	March 4, 2024

Interest Rate:	The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus the Margin.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly Interest Period in accordance with the specific formula described under “— Interest — Compounded SOFR” below.

Margin:	+35.5 basis points.

Day Count Convention:	Actual/360 as described under “—Interest.”

Interest Periods:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, March 4, 2021) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Interest Payment Dates:	On March 4, June 4, September 4 and December 4 of each year, beginning on June 4, 2021 and ending on the Maturity Date.

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

Business Day Convention:	Modified following; adjusted for each Interest Period other than the final Interest Period. If any scheduled Interest Payment Date, other than the Maturity Date or redemption date under “— Redemption for Tax Reasons”, would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or redemption date under “— Redemption for Tax Reasons” is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption of the Notes will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or such redemption date.

Business Day:	Any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Record Dates for Interest Payments:	The regular record dates for the Notes will be the close of business on the day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day).

Calculation Agent:	The Bank of New York Mellon

Redemption at Our Option:	Not applicable, other than as set forth under “— Redemption for Tax Reasons.”

Optional Redemption by Holders of Notes:	Not applicable.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:	DTC global (including through its indirect participants Euroclear, Clearstream and CDS as described under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus supplement and base prospectus).

Conflicts of Interest:	TD Securities (USA) LLC is our affiliate. Accordingly, the offering of the Notes will conform to the requirements of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. TD Securities (USA) LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Canadian Bail-in Powers:	The Notes are bail-inable notes (as defined in the accompanying prospectus supplement) and subject to conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities — Terms Specific to Senior Debt Securities — Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus supplement and base prospectus.

Concurrent Offering:	Concurrently with this offering, we are conducting a public offering of US$750,000,000 0.550% Senior Medium-Term Notes, Series C, due 2024 (the “Concurrent Offering”). The settlement of the Notes is not contingent on the settlement of the Concurrent Offering and the settlement of the Concurrent Offering is not contingent upon the settlement of the Notes.

Interest

The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus a margin of 35.5 basis points. Interest will be payable quarterly in arrears on March 4, June 4, September 4 and December 4 of each year, beginning on June 4, 2021 (each, an “Interest Payment Date”) and ending on the Maturity Date; provided, that if any scheduled Interest Payment Date, other than the Maturity Date or redemption date under “— Redemption for Tax Reasons”, would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or redemption date under “— Redemption for Tax Reasons” is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption of the Notes will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or such redemption date. If the Notes are redeemed, unless we default on payment of the redemption price, interest will cease to accrue on the redemption date on the Notes called for redemption.

Each Interest Period on the Notes will begin on (and include) an Interest Payment Date (or, in the case of the first Interest Period, March 4, 2021) and end on (but exclude) the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

As further described herein, the amount of interest accrued and payable on the notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360.

The regular record dates for the Notes will be the close of business on the day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day).

Secured Overnight Financing Rate

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Compounded SOFR

The interest rate on the Notes for each interest period will be equal to Compounded SOFR (as defined herein) plus a margin of 35.5 basis points. “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula:

where:

“d0,” for any Observation Period, is the number of U.S. Government Securities Business Days in the relevant Observation Period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Observation Period;

“SOFRi,” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is equal to SOFR in respect of that day “i”;

“ni,” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i+1”); and

“d” is the number of calendar days in the relevant Observation Period.

For these calculations, the daily SOFR in effect on any U.S. Government Securities Business Day will be the applicable SOFR as reset on that date.

For purposes of determining Compounded SOFR, “SOFR” means, with respect to any U.S. Government Securities Business Day:

(1) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”); or

(2) if the rate specified in (1) above does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.

Notwithstanding anything to the contrary in the documentation relating to the Notes, if TD or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each Interest Period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

Effect of Benchmark Transition Event

(a) Benchmark Replacement. If TD or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, TD or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(c) Decisions and Determinations. Any determination, decision or election that may be made by TD or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by TD, will be made in TD’s sole discretion;

•	if made by TD’s designee, will be made after consultation with TD, and the designee will not make any such determination, decision or election to which TD objects; and

•	shall become effective without consent from any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions not made by TD’s designee will be made by TD on the basis as described above. The designee shall have no liability for not making any such determination, decision or election. In addition, TD may designate an entity (which may be its affiliate) to make any determination, decision or election that TD has the right to make in connection with the benchmark replacement provisions set forth in this pricing supplement.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by TD or its designee as of the Benchmark Replacement Date:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of: (a) the alternate rate of interest that has been selected by TD or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by TD or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by TD or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that TD or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if TD or its designee decides that adoption of any portion of such market practice is not administratively feasible or if TD or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as TD or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by TD or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (1) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (2) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; (3) have represented and warranted that TD has not directly or indirectly provided financing to the holder or beneficial owner of the Notes for the express purpose of investing in the Notes; and (4) acknowledge and agree that the terms referred to in clauses (1) and (2), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.

Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the principal amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Debt Securities — Terms Specific to Senior Debt Securities — Special Provisions Related to Bail-inable Debt Securities” in the accompanying prospectus supplement and base prospectus for a description of the provisions applicable to the Notes as a result of Canadian bail-in powers.

Additional Amounts

All payments of principal and interest and other amounts payable in respect of the Notes by us will be made without us making any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”), unless the withholding or deduction of such Taxes is required or authorized by law or the administration thereof. In that event, we will, subject to certain exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the holder or beneficial owner of any Note as may be necessary in order that every net payment of the principal of and interest on such Note and any other amounts payable on such Note, after any withholding or deduction for Taxes imposed or levied by or on behalf of Canada or any political subdivision or taxing authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”) (and Taxes imposed or levied by a Taxing Jurisdiction on such Additional Amounts), will not be less than the amount such holder or beneficial owner would have received if such Taxes imposed or levied by or on behalf of a Taxing Jurisdiction had not been withheld or deducted. We will not, however, be required to make any payment of Additional Amounts to any holder or beneficial owner for or on account of:

•

any Taxes that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in a Taxing Jurisdiction or having a permanent establishment or fixed base in a Taxing Jurisdiction) between such holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than merely holding such Note or receiving payments with respect to such Note;

•	any estate, inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a Note;

•

any Tax imposed by reason that such holder or beneficial owner of a Note or other person entitled to payment under the Note does not deal at arm’s length within the meaning of the Income Tax Act (Canada) with us or is, or does not deal at arm’s length with any person who is, a “specified shareholder” of us for purposes of the thin capitalization rules in the Income Tax Act (Canada);

•	any Tax that is levied or collected otherwise than by withholding from payments on or in respect of a Note;

•	any Tax required to be withheld by any paying agent from any payment on a Note, if such payment can be made without such withholding by at least one other paying agent;

•

any Tax that would not have been imposed but for the failure of a holder or beneficial owner of a Note to comply with certification, identification, declaration, information or other reporting requirements, if such compliance is required by a Taxing Jurisdiction (including where required by statute, treaty, regulation or administrative pronouncement) as a precondition to relief or exemption from such Tax;

•

any Tax which would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

•

any withholding or deduction imposed pursuant to (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between us and the United States or any authority thereof implementing FATCA; or

•	any combination of the items listed above;

nor shall Additional Amounts be paid with respect to any payment on a Note to a holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

Redemption for Tax Reasons

We may redeem the Notes, in whole but not in part, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if:

(i) as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this pricing supplement, in the written opinion of our legal counsel of recognized standing, we have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(ii) on or after the date of this pricing supplement any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of our legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case, we in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us. For the avoidance of doubt, reasonable measures do not include a change in the terms of the Notes or a substitution of the debtor.

Prior to the giving of any notice of redemption pursuant to the above paragraph, we will deliver to the trustee:

•	a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of counsel prepared in accordance with the terms of the indenture.

Any Notes redeemed for tax reasons will be redeemed at 100% of their principal amount together with interest accrued up to, but excluding, the redemption date. Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice.

Any such redemption of bail-inable notes will require the prior approval of the Superintendent of Financial Institutions (Canada) if the redemption would result in TD not meeting the Total Loss Absorbing Capacity (“TLAC”) requirements applicable to it pursuant to the Office of the Superintendent of Financial Institutions guideline on TLAC.

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. This pricing supplement should be read together with the accompanying prospectus supplement and the prospectus. The information in the prospectus supplement and prospectus is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.

Risks Relating to the Notes in General

The composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR, and SOFR is not expected to be a comparable replacement for U.S. dollar LIBOR.

In June 2017, the Federal Reserve Bank of New York (the “FRBNY”)’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR. SOFR is a broad Treasury repurchase financing rate that represents overnight secured funding transactions and is not the economic equivalent of U.S. dollar LIBOR. While SOFR is a secured rate, U.S. dollar LIBOR is an unsecured rate. And, while SOFR is currently only an overnight rate, U.S. dollar LIBOR is a forward-looking rate that represents interbank funding for a specified term.

As a result, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For the same reasons, SOFR is not expected to be a comparable replacement for U.S. dollar LIBOR.

SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance.

The publication of SOFR began in April 2018, and, therefore, it has a very limited history. In addition, the future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR following the occurrence of a Benchmark Transition Event and related Benchmark Replacement Date may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the FRBNY, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR or Compounded SOFR will be positive.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as three-month U.S. dollar LIBOR, during corresponding periods, and SOFR may bear little or no relation to the historical actual or historical indicative data. For example, volatility in the overnight repo market caused SOFR to increase temporarily to 5.25% in September 2019. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Any failure of SOFR to gain market acceptance could adversely affect the Notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market.

The interest rate on the Notes is based on a Compounded SOFR rate, which is relatively new in the marketplace.

For each Interest Period, the interest rate on the Notes is based on Compounded SOFR, which is calculated using the specific formula described under “Terms of the Notes — Interest — Compounded SOFR”, not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Notes during any Interest Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Period is negative, its contribution to Compounded SOFR will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Notes on the Interest Payment Date for such Interest Period.

In addition, very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the Compounded SOFR rate used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Notes.

Compounded SOFR with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.

The level of Compounded SOFR applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined on the Interest Payment Determination Date for such Interest Period. Because each such date is near the end of such Interest Period, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Notes.

The secondary trading market for securities linked to SOFR may be limited.

If SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Notes, the trading price of the Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for securities that are linked to SOFR, including, but not limited to, the spread over the reference rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the Notes may be lower than those of later-issued securities that are based on SOFR. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

SOFR may be modified or discontinued and the Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Notes.

SOFR is a relatively new rate, and the FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes, which may adversely affect the trading prices of the Notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice (in which case a fallback method of determining the interest rate on the Notes as further described under “Terms of the Notes — Interest — Compounded SOFR” will apply) and has no obligation to consider the interests of holders of the Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of SOFR, then the interest rate on the Notes will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different benchmark than SOFR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Terms of the Notes — Interest — Compounded SOFR.”

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement may not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We or our designee will make determinations with respect to the Notes.

We or our designee will make certain determinations with respect to the Notes as further described under “Terms of the Notes.” In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the Notes in our or our designee’s sole discretion as further described under “Terms of the Notes — Interest — Compounded SOFR.” Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. For further information regarding these types of determinations, see “Terms of the Notes — Interest — Compounded SOFR.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain material U.S. federal income tax consequences of owning the Notes, please see the section “Tax Consequences — United States Taxation” in the accompanying prospectus supplement and base prospectus.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain material Canadian federal income tax consequences of owning the Notes, please see the section “Tax Consequences — Canadian Taxation” in the accompanying prospectus supplement and base prospectus.

BENEFIT PLAN INVESTOR CONSIDERATIONS

For a discussion of certain considerations in connection with owning the Notes with plan assets, please see the section “Benefit Plan Investor Considerations” in the accompanying prospectus supplement and base prospectus.

UNDERWRITING (CONFLICTS OF INTEREST)

On March 1, 2021, we entered into a Terms Agreement with the agents pursuant to the Distribution Agreement, dated June 18, 2019, among us and the agents party thereto for the purchase and sale of the Notes. We have agreed to sell to each of the agents, and each of the agents has severally agreed to purchase from us, as principal, the principal amount of the Notes shown opposite its name at the public offering price set forth above, subject to the terms and conditions set forth in the Terms Agreement and the Distribution Agreement.

Agent	Principal Amount of Notes
TD Securities (USA) LLC	US$	202,500,000
J.P. Morgan Securities LLC		172,500,000
Morgan Stanley & Co. LLC		172,500,000
NatWest Markets Securities Inc.		172,500,000
Blaylock Van, LLC		7,500,000
MFR Securities, Inc.		7,500,000
Mischler Financial Group, Inc.		7,500,000
Samuel A. Ramirez & Company, Inc.		7,500,000

Total	US$	750,000,000

The agents initially propose to offer the Notes to the public at the public offering price set forth on the cover page of this pricing supplement and may offer the Notes to certain dealers at the public offering price less a concession not in excess of 0.150% of the principal amount of the Notes. The agents may allow, and such dealers may reallow, a concession not in excess of 0.100% of the principal amount of the Notes on sales to certain dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be changed. The offering of the Notes by the agents is subject to receipt and acceptance and subject to the agents’ right to reject any order in whole or in part.

We estimate that the total offering expenses for the Notes and the Concurrent Offering, excluding underwriting commissions, will be approximately US$250,000.

We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

To the extent any agent that is not a U.S. registered broker-dealer intends to effect any offers, or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and trading arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the Notes will be made against payment therefor on or about March 4, 2021, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before settlement will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Conflicts of Interest

TD Securities (USA) LLC is our affiliate. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. TD Securities (USA) LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions

The People’s Republic of China

This pricing supplement and the prospectus have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. This pricing supplement and the prospectus shall not be offered to the general public if used within the People’s Republic of China, and the Notes so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China. Each agent has represented, warranted and agreed that the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each agent has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This pricing supplement and the prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

The Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the Notes, any acquirer of the Notes who was solicited to buy the Notes in Korea is prohibited from transferring any of the Notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Notes.

Each agent has represented and agreed that it has not offered, sold or delivered the Notes directly or indirectly, or offered or sold the Notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea and will not offer, sell or deliver the Notes directly or indirectly, or offer or sell the Notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of Korea.

Notice to Prospective Investors in Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Bank, the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Notes.

Taiwan

The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market

and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this pricing supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This pricing supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The validity of the Notes will be passed upon, on behalf of the Bank, by McCarthy Tétrault LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and Simpson Thacher & Bartlett LLP, New York, New York, as to matters of New York law. Certain legal matters relating to the Notes will be passed upon, on behalf of the agents, by Davis Polk & Wardwell LLP, New York, New York.